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                                                                  EXHIBIT 10.11



                       SUMMARY OF 1997 BONUS PROGRAM FOR
                           SENIOR CORPORATE STAFF OF
                      UNITED STATES CELLULAR CORPORATION


     The objectives of the 1997 Bonus Program for Senior Corporate Staff (the "1997 Bonus Plan") of United States Cellular Corporation ("USM") are: (i) to provide suitable incentives for the senior corporate management of USM to extend their best efforts to achieve superior results in relation to key performance targets, (ii) to suitably reward USM's senior corporate management team in relation to their success in meeting and exceeding these performance targets, and (iii) to help USM attract and retain talented management personnel in positions of critical importance to the success of USM. A team performance award and an individual performance award are available under the 1997 Bonus Plan.

     For target performance on the team and individual categories, the 1997 Bonus Plan was designed to generate a targeted 1997 bonus pool equal to the total of 35% of the aggregate of the base salaries of the Company's senior executive officers other than the President. Under the 1997 Bonus Plan, the size of the target bonus pool is increased or decreased depending on USM's 1997 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would equal the total of 70% of the aggregate base salaries of the Company's executive officers other than the President. At target performance, the bonus pool would be equal to 35% of the aggregate salaries of the Company's executive officers other than the President. Of this percentage, 7% represents a targeted individual performance award and a total of 28% represents a targeted team bonus award. The targeted team award includes a discretionary team award of 4.2% and an objective award of 23.8% for a total targeted team bonus award of 28%. The objective performance categories include (i) penetration (5.6% of the targeted award) (ii) cash flow (8.4% of the targeted award), (iii) service revenue (5.6% of the targeted award) and (iv) quality improvement (4.2% of the targeted award).